Exhibit 10.23

VMware, Inc
3401 Hillview Avenue Palo Alto, CA 94304 (877) 486-9273
www.vmware.com

April 16, 2018

Dear Maurizio Carli,

We are pleased to confirm the details of your employment with VMware, Inc. (“VMware” or the “Company”) in the United States (the “US”) in connection with your localization, effective May 1, 2018 (the “Effective Date”). Your continuity of employment, which began on December 1, 2008, remains unaffected by the termination of your UK employment contract and your transfer to the US. However, the terms and conditions of your employment in this letter supersede and replace in their entirety those outlined in your Amended and Restated Long Term International Assignment Letter Agreement dated June 16, 2016 and any other compensation and benefits set forth in any prior agreements and arrangements between you and the Company or its subsidiaries.

Title and Position
Your position with the Company remains Executive Vice President, Worldwide Sales and Services reporting to Sanjay Poonen, Chief Operating Officer, Customer Operations. The Company, in its sole discretion, may modify job titles and managers from time to time as it deems necessary. As a full-time employee you will be eligible to participate in the Company's US benefit plans and programs, which may be amended from time to time.

Salary
Your annual salary commencing on the Effective Date will be $800,000, and will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

Bonus
You will continue to be eligible to participate in VMware's Executive Bonus Program as it may be amended from time to time. You will be eligible for an annual target bonus opportunity of 100% of your eligible compensation. Pursuant to the terms and conditions set forth in VMware's Executive Bonus Program, any bonus for which you become eligible will be measured and funded on an annual basis, with the actual payout based on achievement of VMware financial goals and your individual performance, as approved by the Committee. VMware reserves the right to modify or discontinue the Executive Bonus Program and/or your bonus opportunity at any time.

Equity
Your existing equity awards will remain in effect in accordance with their terms, provided that, as applicable, the terms and conditions of the portions unvested as of the Effective Date will be adjusted to conform to VMware’s standard forms of such agreements for US employees. You will be eligible for future equity award grants by the Compensation and Corporate Governance Committee of the VMware Board of Directors in accordance with VMware’s ongoing compensation programs for its executive officers.

Localization Support
In light of your localization from the UK to the US, the Company will provide the following related support:

•
Post-employment relocation benefit: If you separate from service with the Company, other than for “Cause” as defined in VMware’s 2017 Equity and Incentive Plan, and provided that you do not provide services to a competitor of VMware for a period of twelve months after your termination date from

Exhibit 10.23

VMware, VMware will pay for or reimburse you for the shipment of your household goods from the US to no more than two locations in Europe occurring within twelve months following your termination date in accordance with the VMware Relocation Policy then in effect. Such payment or reimbursement will be provided to you within 18 months of your termination date.

•
Three years of US, UK and France tax preparation assistance covering the US tax years of 2018, 2019 and 2020, UK tax years ending 5 April 2019, 2020 and 2021, and France tax years ending 2018, 2019, 2020 and 2021. The assistance offered is limited to the tax preparation only, and does not include compensation or reimbursement for trailing tax liabilities, if any. In addition, if you are subject to a dispute with tax authorities in the US, UK or France related to the tax years 2015 through 2021, VMware will provide assistance to you provided that such dispute is in connection with your employment with VMware and not in relation to your personal or other non-VMware-related tax matters.

Change in Control
You will continue to remain a participant in the VMware Change in Control Retention Plan adopted on February 25, 2015 as it may be amended from time in accordance with and subject to its terms and conditions.

Work Authorization
The Company retains sole discretion to determine what efforts, if any, it will take in the future to secure or maintain your continuing authorization to work in the U.S., should your authorization to work in the U.S. end or otherwise lapse during the period of your employment with the Company. Your continued employment with VMware is conditioned upon maintaining your work authorization.

At Will Employment
You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Employment Verification
On or before the third business day after the day you execute this letter agreement, you will be asked to submit verification of your legal right to work in the U.S. If you do not submit verification of your legal right to work in the
U.S. by the third day after the Effective Date, the Company reserves the right to rescind this employment letter.

Conflict of Interest
You agree that during your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer(s), and that in performing your duties for the Company you will not in any way utilize any such information.

Policy Compliance Statement
By agreeing to this employment letter, you will be expected to comply with the Company's rules and regulations, including but not limited to the Company's Business Conduct Guidelines and VMware Employment Agreement, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at VMware and non-disclosure of proprietary and confidential information both during and after your employment at the Company.

Entire Agreement
This employment letter, along with the policies enclosed herewith, contain all of the terms, promises, representations, and understandings between the parties, and supersedes all other oral or written agreements or understandings between the parties regarding these matters prior to the date hereof. By accepting this employment letter you agree

Exhibit 10.23

that you have received, read, understand and agree to comply with the enclosed VMware Employment Agreement, VMware Business Conduct Guidelines, Equal Employment Opportunity Policy, VMware Acceptable Use Policy and VMware Anti-Discrimination, Anti-Harassment and Anti-Retaliation Policy as a condition of your employment.

Any modification or amendment of this employment letter must be in writing and signed by an officer of the Company and you.

Sincerely,

Pat Gelsinger
Chief Executive Officer

By providing my signature below, I accept this employment letter. I have read, understand and agree to the terms and conditions set forth within, as a condition of my employment.

Signature: /s/ Maurizio Carli

Date: April 30, 2018

Enclosures:
VMware Employment Agreement VMware Business Conduct Guidelines
VMware Anti-Discrimination, Anti-Harassment and Anti-Retaliation Policy VMware Equal Employment Opportunity Policy
VMware Acceptable Use Policy